UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2007

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-110122	05-0584918
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1e-4 (c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On September 21, 2007, two of LBI Media Holdings, Inc.’s (the “Company”) indirect, wholly owned subsidiaries, Liberman Broadcasting of California LLC and LBI Radio License LLC (together, “LBI”), consummated the acquisition of the selected assets of radio station KWIE (FM), 96.1 FM, licensed to San Jacinto, California, that is owned and operated by KWIE, LLC, KWIE Licensing LLC and Magic Broadcasting, Inc. (collectively, “Sellers”) pursuant to that certain Asset Purchase Agreement, entered into by and among LBI and Sellers on July 16, 2007.

The total purchase price of approximately $25.0 million was paid for in cash primarily through borrowings under LBI Media, Inc.’s senior secured revolving credit facility (as discussed further in Item 2.03 below). The closing of the transaction was conditioned upon, among other things, approval from the Federal Communications Commission (“FCC”), which approval was received prior to the closing of the transaction.

The assets that were acquired include, among other things, (i) licenses and permits authorized by the FCC for or in connection with the operation of the radio station, (ii) antenna and transmitter site facilities, and (iii) broadcast and other studio equipment used to operate the radio station.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 21, 2007, LBI Media, Inc. (“LBI Media”), a wholly owned subsidiary of the Company, drew an aggregate amount of $19.5 million under its $150.0 million senior secured revolving credit facility at the base rate of 7.75% plus 0.25%, the applicable margin, to fund the acquisition of the selected assets of KWIE (FM), 96.1 FM, licensed to San Jacinto, California (described under Item 2.01 above). LBI Media has elected to convert such amounts borrowed into a LIBOR borrowing on September 26, 2007.

As previously disclosed, LBI Media entered into a $150.0 million senior secured revolving credit facility pursuant to an Amended and Restated Credit Agreement dated May 8, 2006, as amended (the “Credit Agreement”), by and among LBI Media, the guarantors party thereto, the lenders party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent.

Amounts borrowed under the Credit Agreement are due and payable, together with all unpaid interest, fees and other obligations, on March 31, 2012, or earlier upon exercise by the lenders under the Credit Agreement of their right to accelerate the due date of obligations upon the occurrence of an event of default, as defined in Section 8.1 of the Credit Agreement.

The foregoing description of the senior secured revolving credit facility and the draw down are qualified in their entirety by reference to the complete copy of the Credit Agreement. The Credit Agreement has been filed with the Securities and Exchange Commission as Exhibit 10.2 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 (the terms of which are incorporated by reference herein). Amendments to the Credit Agreement have been filed with the Securities and Exchange Commission as Exhibits 10.3 and 10.1 to the Company’s current reports on Forms 8-K (the terms of which are incorporated by reference herein) filed on March 30, 2007 and July 23, 2007, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on September 24, 2007.

LBI MEDIA HOLDINGS, INC.

By:	/s/ LENARD D. LIBERMAN
Lenard D. Liberman
Executive Vice President, Chief Financial Officer and Secretary